July 2014 Filed pursuant to Rule 433 dated July 9, 2014 relating to Preliminary Pricing Supplement No. 1,512 dated July 9, 2014 to Registration Statement No. 333-178081
S T R U C T U R E D   I N V E S T M E N T S
Opportunities in Commodities
Enhanced Trigger Jump Securities due January 17, 2017 Based on the Performance of a Basket of Five Commodities
Principal at Risk Securities
Unlike ordinary debt securities, the Enhanced Trigger Jump Securities due January 17, 2017 Based on the Performance of a Basket of Five Commodities, which we refer to as the securities, do not pay interest and do not guarantee the return of any principal at maturity.  Instead, at maturity, you will receive for each security that you hold an amount in cash that may be greater than or less than the stated principal amount depending on the performance of an equally-weighted basket consisting of five commodities, which we refer to as the basket commodities, as measured on the valuation date (as defined below).  If the basket has appreciated, remained unchanged or depreciated in value but the basket performance factor is greater than or equal to 80%, which we refer to as the downside threshold value, as measured on the valuation date, you will receive, in addition to the principal amount, a return based on the greater of the basket percent change and the specified fixed percentage.  However, if the basket has depreciated in value so that the basket performance factor is less than the downside threshold value, as measured on the valuation date, the payment at maturity will be solely based on the basket percent change, and, therefore, you will be exposed on a 1 to 1 basis to the negative performance of the basket as of the valuation date and you will lose a significant portion or all of your initial investment.  Under these circumstances, the payment at maturity will be less than $800 and could be zero.  The securities are for investors who seek exposure to a basket of five commodities and who are willing to risk their principal and forgo current income in exchange for the potential of receiving at least the fixed percentage return if the basket performance factor is greater than or equal to the specified downside threshold value.  The payment at maturity may be significantly less than the stated principal amount of the securities and could be zero.  Accordingly, you could lose your entire initial investment in the securities.
All payments are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations, you could lose some or all of your investment.  These securities are not secured obligations and you will not have any security interest in, or otherwise have any access to, any underlying reference asset or assets.
SUMMARY TERMS
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Stated principal amount:	$1,000 per security
Issue price:	$1,000 per security
Pricing date:	July 11, 2014
Original issue date:	July 16, 2014 (3 business days after the pricing date)
Maturity date:	January 17, 2017
Basket:	Basket commodity	Bloomberg ticker symbol*	Weighting
	RBOB gasoline futures contracts (“gasoline”)	XB1	20%
	West Texas Intermediate light sweet crude oil futures contracts (“WTI crude oil”)	CL1	20%
	Copper spot price (“copper”)	LOCADY	20%
	Palladium fixing price (“palladium”)	PLDMLNPM	20%
	Soybeans futures contracts (“soybeans”)	S 1	20%

* Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each basket commodity, the commodity price on any trading day will be determined based on the prices published by the relevant exchange, and, notwithstanding the Bloomberg ticker symbols provided for reference purposes above, such prices may be based on the second nearby month futures contract, as further described under “Commodity price” on page 2.

Payment at maturity:	$1,000 + basket return amount. This payment may be greater than or less than the stated principal amount. There is no minimum payment at maturity on the securities.
Basket return amount:
If the basket performance factor is greater than or equal to the downside threshold value, the basket return amount will be an amount in cash equal to:
$1,000  x  [the greater of (i) the basket percent change and (ii) the fixed percentage]
If the basket performance factor is less than the downside threshold value, the basket return amount will be an amount in cash equal to:
$1,000  x  the basket percent change
In this case, the basket return amount will be negative and your payment at maturity per security will be an amount less than 80% of the stated principal amount and could be zero.

Fixed percentage:	7.6%
Downside threshold value:	80%
Basket performance factor:	The basket performance factor is equal to the sum of the following with respect to each basket commodity: (final commodity price / initial commodity price) x weighting
Basket percent change:	The basket percent change is equal to the sum of the following with respect to each basket commodity: [(final commodity price – initial commodity price) / initial commodity price] x weighting
Valuation date:	January 11, 2017, subject to adjustment for non-trading days and certain market disruption events.
CUSIP / ISIN:	61762GBY9 / US61762GBY98
Listing:	The securities will not be listed on any securities exchange.
Agent:	Morgan Stanley & Co. LLC (“MS & Co.), a wholly-owned subsidiary of Morgan Stanley. See “Supplemental information concerning plan of distribution; conflicts of interest.”
Estimated value on the pricing date:	Approximately $963.20 per security, or within $10.00 of that estimate. See “Investment Overview” beginning on page 2.
Terms continued on the following page
Commissions and issue price:	Price to public	Agent’s commissions(1)	Proceeds to issuer(2)
Per security	$1,000	$8	$992
Total	$	$	$
(1)
Selected dealers, including Morgan Stanley Wealth Management (an affiliate of the agent), and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $8 for each security they sell.  See “Supplemental information concerning plan of distribution; conflicts of interest” on page 11.  For additional information, see “Description of Securities—Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” in the accompanying preliminary pricing supplement and “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

(2)	See “Use of Proceeds and Hedging” on 10.
You should read this document together with the preliminary pricing supplement describing the offering and the related prospectus supplement and prospectus, each of which can be accessed via the hyperlinks below, before you decide to invest.
  Preliminary Pricing Supplement No. 1,204 dated July 9, 2014
Prospectus Supplement dated November 21, 2011    Prospectus dated November 21, 2011
The securities are not bank deposits and are not insured by the Federal Deposit Insurance Corporation or any other governmental agency, nor are they obligations of, or guaranteed by, a bank.
The issuer has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC Web site at.www.sec.gov. Alternatively, the issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-584-6837.

Enhanced Trigger Jump Securities due January 17, 2017 Based on the Performance of a Basket of Five Commodities Principal at Risk Securities

Terms continued from previous page:
Commodity price:
For any trading day:
Gasoline: the official settlement price per gallon of New York Harbor reformulated gasoline blendstock for oxygen blending on the NYMEX Division, or its successor, of the New York Mercantile Exchange, Inc. (the “NYMEX Division”) of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX Division on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX Division), then the second nearby month futures contract on such date.
WTI crude oil: the official settlement price per barrel of WTI crude oil on the NYMEX Division of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX Division on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX Division), then the second nearby month futures contract on such date.
Copper: the official cash offer price per tonne of Copper Grade A on the London Metal Exchange (“LME”) for the spot market, stated in U.S. dollars, as determined by the LME on such date.
Palladium: the afternoon palladium fixing price per troy ounce gross of palladium for delivery in Zurich through a member of the London Platinum and Palladium Market (“LPPM”) authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the LPPM on such date.
Soybeans: the official settlement price per bushel of deliverable-grade soybeans on the Chicago Board of Trade (“CBOT”) of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by CBOT on such date.

Initial commodity price:
With respect to each basket commodity, the commodity price of such basket commodity on the pricing date, subject to adjustment for each basket commodity individually for non-trading days and certain market disruption events

Final commodity price:	With respect to each basket commodity, the commodity price of such basket commodity on the valuation date

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Enhanced Trigger Jump Securities due January 17, 2017 Based on the Performance of a Basket of Five Commodities Principal at Risk Securities

Investment Overview

Enhanced Trigger Jump Securities

Principal at Risk Securities

The Enhanced Trigger Jump Securities due January 17, 2017 Based on the Performance of a Basket of Five Commodities (the “securities”) can be used:

▪	To gain exposure to the performance of a basket of five equally-weighted commodities and provide diversification of underlying asset class exposure

▪
To provide limited protection against loss and potentially outperform the basket for a certain range of basket performance due to the fixed percentage return if the basket performance factor is greater than or equal to 80%, which we refer to as the downside threshold value

The securities are exposed to the performance (whether negative or positive) of the basket, but provide for at least a fixed percentage return payable at maturity if the basket performance factor is greater than or equal to the downside threshold value.  There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire initial investment in the securities.

Maturity:	Approximately 2.5 years
Fixed percentage:	7.6%
Downside threshold value:	80%
Maximum payment at maturity:	None
Minimum payment at maturity:	None. You could lose your entire initial investment in the securities.
Basket weighting:	20% for each basket commodity
Interest:	None

The original issue price of each security is $1,000.  This price includes costs associated with issuing, selling, structuring and hedging the securities, which are borne by you, and, consequently, the estimated value of the securities on the pricing date will be less than $1,000.  We estimate that the value of each security on the pricing date will be approximately $963.20, or within $10.00 of that estimate.  Our estimate of the value of the securities as determined on the pricing date will be set forth in the final pricing supplement.

What goes into the estimated value on the pricing date?

In valuing the securities on the pricing date, we take into account that the securities comprises both a debt component and a performance-based component linked to the basket commodities.  The estimated value of the securities is determined using our own pricing and valuation models, market inputs and assumptions relating to the basket commodities, instruments based on the basket commodities, volatility and other factors including current and expected interest rates, as well as an interest rate related to our secondary market credit spread, which is the implied interest rate at which our conventional fixed rate debt trades in the secondary market.

What determines the economic terms of the securities?

In determining the economic terms of the securities, including the fixed percentage and the downside threshold value, we use an internal funding rate, which is likely to be lower than our secondary market credit spreads and therefore advantageous to us.  If the issuing, selling, structuring and hedging costs borne by you were lower or if the internal funding rate were higher, one or more of the economic terms of the securities would be more favorable to you.

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Enhanced Trigger Jump Securities due January 17, 2017 Based on the Performance of a Basket of Five Commodities Principal at Risk Securities

What is the relationship between the estimated value on the pricing date and the secondary market price of the securities?

The price at which MS & Co. purchases the securities in the secondary market, absent changes in market conditions, including those related to the basket commodities, may vary from, and be lower than, the estimated value on the pricing date, because the secondary market price takes into account our secondary market credit spread as well as the bid-offer spread that MS & Co. would charge in a secondary market transaction of this type and other factors.  However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the basket commodities, and to our secondary market credit spreads, it would do so based on values higher than the estimated value.  We expect that those higher values will also be reflected in your brokerage account statements.

MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time.

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Enhanced Trigger Jump Securities due January 17, 2017 Based on the Performance of a Basket of Five Commodities Principal at Risk Securities

Basket Overview

The basket is an equally-weighted basket composed of five commodities.

Basket commodity information as of July 7, 2014
	Bloomberg Ticker Symbol*	Current Price	52 Weeks Ago	52 Week High	52 Week Low	Weighting
RBOB gasoline futures contracts (“gasoline”)	XB1	$2.99	$2.90	$3.13 (on 7/16/2013)	$2.50 (on 11/7/2013)	20%
West Texas Intermediate light sweet crude oil futures contracts (“WTI crude oil”)	CL1	$103.53	$103.22	$110.53 (on 9/8/2013)	$91.66 (on 1/9/2014)	20%
Copper spot price (“copper”)	LOCADY	$7,120.50	$6,821.00	$7,439.50 (on 1/2/2014)	$6,434.50 (on 3/20/2014)	20%
Palladium fixing price (“palladium”)	PLDMLNPM	$868.00	$868.00	$856.00 (on 7/7/2014)	$669.00 (on 7/7/2013)	20%
Soybeans futures contracts (“soybeans”)	S 1	1,363.00¢	1,588.00¢	1,613.25¢ (on 7/9/2013)	1,259.25¢ (on 11/5/2013)	20%
* Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each basket commodity, the commodity price on any trading day will be determined based on the prices published by the relevant exchange, and, notwithstanding the Bloomberg ticker symbols provided for reference purposes above, such prices may be based on the second nearby month futures contract, as further described under “Commodity price” on page 2.

Basket Historical Performance January 1, 2009 to July 7, 2014

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Enhanced Trigger Jump Securities due January 17, 2017 Based on the Performance of a Basket of Five Commodities Principal at Risk Securities

Key Investment Rationale

This approximately 2.5-year investment offers a potential return at maturity based on full participation in the positive performance of the basket, and protection from loss so long as the basket performance factor, as measured on the valuation date, is greater than or equal to 80%, which we refer to as the downside threshold value.  However, if the basket performance factor, as measured on the valuation date, is less than the downside threshold value, the securities will be exposed on a 1 to 1 basis to the negative performance of the basket, and investors will lose a significant portion or all of their investment in the securities.

Upside Scenario:
If the basket performance factor, as measured on the valuation date, is greater than or equal to the downside threshold value of 80%, you will receive a full return of principal at maturity plus a return based on the greater of (i) the basket percent change and (ii) the fixed percentage of 7.6%.

Downside Scenario:
If the basket performance factor, as measured on the valuation date, is less than the downside threshold value, you will not receive a full return of principal at maturity.  Instead, you will receive an amount equal to the sum of the stated principal amount and a return based on the basket percent change, which will be negative.  This amount will be less than $800 per $1,000 stated principal amount of securities and could be zero.  There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire initial investment in the securities.

Summary of Selected Key Risks (see page 17)

▪	No guaranteed return of principal.

▪	No interest payments.

▪	You will lose the benefit of the fixed percentage return if the basket performance factor, as measured on the valuation date, is less than the downside threshold value.

▪	The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.

▪	The amount payable on the securities is not linked to the value of the basket at any time other than the valuation date.

▪	The market price of the securities may be influenced by many unpredictable factors.

▪	Specific commodities’ prices are volatile and are affected by numerous factors specific to each market.

▪	Changes in the price of one or more of the basket commodities may offset each other.

▪	Suspensions or disruptions of market trading in commodity and related futures markets may adversely affect the price of the securities.

▪	There are risks relating to the trading of metals on the London Metal Exchange.

▪	There are risks relating to trading of metals on the London Platinum and Palladium Market.

▪	An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities.

▪	Investing in the securities is not equivalent to investing directly in the basket commodities or in futures contracts or forward contracts on the basket commodities.

▪	Legal and regulatory changes could adversely affect the return on and value of your securities.

▪	The securities will not be listed on any securities exchange and secondary trading may be limited.

▪	Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.

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Enhanced Trigger Jump Securities due January 17, 2017 Based on the Performance of a Basket of Five Commodities Principal at Risk Securities

▪
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original issue price and will adversely affect secondary market prices.

▪
The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.

▪	The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.

▪	The U.S. federal income tax consequences of an investment in the securities are uncertain.

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Enhanced Trigger Jump Securities due January 17, 2017 Based on the Performance of a Basket of Five Commodities Principal at Risk Securities

Fact Sheet

The securities are unsecured obligations of Morgan Stanley, will pay no interest, do not guarantee any return of principal at maturity and have the terms described in the accompanying preliminary pricing supplement, prospectus supplement and prospectus.  At maturity, an investor will receive for each stated principal amount of securities that the investor holds an amount in cash that may be greater than or less than the stated principal amount, based on the basket performance factor, as measured on the valuation date.  The securities are unsecured notes issued as part of Morgan Stanley’s Series F Global Medium-Term Notes program.  All payments on the securities are subject to the credit risk of Morgan Stanley.

Expected Key Dates
Pricing date:	Original issue date (settlement date):	Maturity date:
July 11, 2014	July 16, 2014 (3 business days after the pricing date)	January 17, 2017 (subject to postponement as described below)
Key Terms
Issuer:	Morgan Stanley
Aggregate principal amount:	$
Issue price:	$1,000 per security
Stated principal amount:	$1,000 per security
Denominations:	$1,000 per security and integral multiples thereof
Interest:	None
Payment at maturity:	$1,000 + basket return amount, which may be greater than or less than the stated principal amount. There is no minimum payment at maturity on the securities.
Basket:	Basket commodity	Bloomberg ticker symbol*	Weighting
	RBOB gasoline futures contracts (“gasoline”)	XB1	20%
	West Texas Intermediate light sweet crude oil futures contracts (“WTI crude oil”)	CL1	20%
	Copper spot price (“copper”)	LOCADY	20%
	Palladium fixing price (“palladium”)	PLDMLNPM	20%
	Soybeans futures contracts (“soybeans”)	S 1	20%

* Bloomberg ticker symbols are being provided for reference purposes only.  With respect to each basket commodity, the commodity price on any trading day will be determined based on the prices published by the relevant exchange, and, notwithstanding the Bloomberg ticker symbols provided for reference purposes above, such prices may be based on the second nearby month futures contract, as further described under “Commodity price” on page 2.

Basket return amount:
If the basket performance factor is greater than or equal to the downside threshold value, the basket return amount will be an amount in cash equal to:
$1,000  x  [the greater of (i) the basket percent change and (ii) the fixed percentage]
If the basket performance factor is less than the downside threshold value, the basket return amount will be an amount in cash equal to:
$1,000  x  the basket percent change
In this case, the basket return amount will be negative and your payment at maturity per security will be an amount less than 80% of the stated principal amount and could be zero.

Fixed percentage:	7.6%
Downside threshold value:	80%
Basket performance factor:	The basket performance factor is equal to the sum of the following with respect to each basket commodity: (final commodity price / initial commodity price) x weighting
Basket percent change:	The basket percent change is equal to the sum of the following with respect to each basket commodity: [(final commodity price – initial commodity price) / initial commodity price] x weighting
Final commodity price:	With respect to each basket commodity, the commodity price of such basket commodity on the valuation date
Initial commodity price:
With respect to each basket commodity, the commodity price of such basket commodity on the pricing date, subject to adjustment for each basket commodity individually for non-trading days and certain market disruption events

Commodity price:
For any trading day:
Gasoline: the official settlement price per gallon of New York Harbor reformulated gasoline blendstock for oxygen blending on the NYMEX Division, or its successor, of the New York Mercantile Exchange, Inc. (the “NYMEX Division”) of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX Division on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX Division), then the second nearby month futures contract on such date.
WTI crude oil: the official settlement price per barrel of WTI crude oil on the NYMEX Division of the first nearby month futures contract, stated in U.S. dollars, as made public by the NYMEX Division on such date, provided that if such date falls on the last trading day of such futures contract (all pursuant to the rules of the NYMEX Division), then the second nearby month futures contract on such date.

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Enhanced Trigger Jump Securities due January 17, 2017 Based on the Performance of a Basket of Five Commodities Principal at Risk Securities

Copper: the official cash offer price per tonne of Copper Grade A on the London Metal Exchange (“LME”) for the spot market, stated in U.S. dollars, as determined by the LME on such date.
Palladium: the afternoon palladium fixing price per troy ounce gross of palladium for delivery in Zurich through a member of the London Platinum and Palladium Market (“LPPM”) authorized to effect such delivery, stated in U.S. dollars, as calculated and published by the LPPM on such date.
Soybeans:  the official settlement price per bushel of deliverable-grade soybeans on the Chicago Board of Trade (“CBOT”) of the first nearby month futures contract (or, in the case of any trading day after the date of the last trade of the options contract (if there is more than one options contract, then the options contract with the latest date) pertaining to the first nearby month futures contract, the second nearby month futures contract), stated in U.S. cents, as made public by CBOT on such date.

Relevant exchange:	Gasoline: NYMEX Division WTI crude oil: NYMEX Division Copper: LME Palladium: LPPM Soybeans: CBOT
Valuation date:	January 11, 2017, subject to adjustment for non-trading days and certain market disruption events.
Postponement of maturity date:
If, due to a market disruption event or otherwise, the valuation date for any basket commodity is postponed so that it falls less than two business days prior to the scheduled maturity date, the maturity date will be postponed to the second business day following the valuation date as postponed.

Risk factors:	Please see “Risk Factors” beginning on page 17.

General Information
Listing:	The securities will not be listed on any securities exchange.
CUSIP:	61762GBY9
ISIN:	US61762GBY98
Minimum ticketing size:	$1,000 / 1 security
Tax considerations:
You should note that the discussion under “United States Federal Taxation” in the accompanying prospectus supplement does not apply to the securities offered under this document and is superseded by the following discussion.

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the securities due to the lack of governing authority, in the opinion of our counsel, Davis Polk & Wardwell LLP, under current law, and based on current market conditions, a security should be treated as a single financial contract that is an “open transaction” for U.S. federal income tax purposes.

Assuming this treatment of the securities is respected, the following U.S. federal income tax consequences should result based on current law:
▪ A U.S. Holder should not be required to recognize taxable income over the term of the securities prior to settlement, other than pursuant to a sale or exchange.

▪   Upon sale, exchange or settlement of the securities, a U.S. Holder should recognize gain or loss equal to the difference between the amount realized and the U.S. Holder’s tax basis in the securities.  Such gain or loss should be long-term capital gain or loss if the investor has held the securities for more than one year, and short-term capital gain or loss otherwise.

In 2007, the U.S. Treasury Department and the Internal Revenue Service (the “IRS”) released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.

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Enhanced Trigger Jump Securities due January 17, 2017 Based on the Performance of a Basket of Five Commodities Principal at Risk Securities

Both U.S. and non-U.S. investors considering an investment in the securities should read the discussion under “Risk Factors” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement and consult their tax advisers regarding all aspects of the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by the aforementioned notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.  Additionally, any consequences resulting from the Medicare tax on investment income are not discussed in this document or the accompanying preliminary pricing supplement.

The discussion in the preceding paragraphs under “Tax considerations” and the discussion contained in the section entitled “United States Federal Taxation” in the accompanying preliminary pricing supplement, insofar as they purport to describe provisions of U.S. federal income tax laws or legal conclusions with respect thereto, constitute the full opinion of Davis Polk & Wardwell LLP regarding the material U.S. federal tax consequences of an investment in the securities.

Trustee:	The Bank of New York Mellon
Calculation agent:	Morgan Stanley Capital Group Inc. and its successors (“MSCG”)
Use of proceeds and hedging:
The proceeds we receive from the sale of the securities will be used for general corporate purposes.  We will receive, in aggregate, $1,000 per security issued, because, when we enter into hedging transactions in order to meet our obligations under the securities, our hedging counterparty will reimburse the cost of the agent’s commissions.  The costs of the securities borne by you and described beginning on page 2 above comprise the agent’s commissions and the cost of issuing, structuring and hedging the securities.

On or prior to the pricing date, we will hedge our anticipated exposure in connection with the securities by entering into hedging transactions with our subsidiaries and/or third party dealers. We expect our hedging counterparties to take positions in futures contracts on the basket commodities or positions in any other available instruments that they may wish to use in connection with such hedging.  Such purchase activity could increase the levels at or above which the final commodity prices must be for the basket performance factor to be greater than or equal to the downside threshold value on the valuation date so that you do not suffer a loss on your initial investment in the securities.  In addition, through our subsidiaries, we are likely to modify our hedge position throughout the life of the securities by purchasing and selling futures contracts on the basket commodities or positions in any other available instruments that we may wish to use in connection with such hedging activities, including by selling any such instruments during the term of the securities, including on the valuation date.  We cannot give any assurance that our hedging activities will not affect the final commodity prices and, therefore, adversely affect the value of the securities or the payment you will receive at maturity, if any.  For further information on our use of proceeds and hedging, see “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Benefit plan investor considerations:
Each fiduciary of a pension, profit-sharing or other employee benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended (“ERISA”) (a “Plan”), should consider the fiduciary standards of ERISA in the context of the Plan’s particular circumstances before authorizing an investment in the securities.  Accordingly, among other factors, the fiduciary should consider whether the investment would satisfy the prudence and diversification requirements of ERISA and would be consistent with the documents and instruments governing the Plan.

In addition, we and certain of our subsidiaries and affiliates, including MS & Co., may each be considered a “party in interest” within the meaning of ERISA, or a “disqualified person” within the meaning of the Internal Revenue Code of 1986, as amended (the “Code”), with respect to many Plans, as well as many individual retirement accounts and Keogh plans (also “Plans”).  ERISA Section 406 and Code Section 4975 generally prohibit transactions between Plans and parties in interest or disqualified persons.  Prohibited transactions within the meaning of ERISA or the Code would likely arise, for example, if the securities are acquired by or with the assets of a Plan with respect to which MS & Co. or any of its affiliates is a service provider or other party in interest, unless the securities are acquired pursuant to an exemption from the “prohibited transaction” rules.  A violation of these “prohibited transaction” rules could result in an excise tax or other liabilities under ERISA and/or Section 4975 of the Code for those persons, unless exemptive relief is available under an applicable statutory or administrative exemption.

The U.S. Department of Labor has issued five prohibited transaction class exemptions (“PTCEs”) that may provide exemptive relief for direct or indirect prohibited transactions resulting from the purchase or holding of the securities.  Those class exemptions are PTCE 96-23 (for certain transactions determined by in-house asset managers), PTCE 95-60 (for certain transactions involving insurance company general accounts), PTCE 91-38 (for certain transactions involving bank collective investment funds),

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Enhanced Trigger Jump Securities due January 17, 2017 Based on the Performance of a Basket of Five Commodities Principal at Risk Securities

PTCE 90-1 (for certain transactions involving insurance company separate accounts) and PTCE 84-14 (for certain transactions determined by independent qualified professional asset managers).  In addition, ERISA Section 408(b)(17) and Section 4975(d)(20) of the Code may provide an exemption for the purchase and sale of securities and the related lending transactions, provided that neither the issuer of the securities nor any of its affiliates has or exercises any discretionary authority or control or renders any investment advice with respect to the assets of the Plan involved in the transaction and provided further that the Plan pays no more, and receives no less, than “adequate consideration” in connection with the transaction (the so-called “service provider” exemption).  There can be no assurance that any of these class or statutory exemptions will be available with respect to transactions involving the securities.

Because we may be considered a party in interest with respect to many Plans, the securities may not be purchased, held or disposed of by any Plan, any entity whose underlying assets include “plan assets” by reason of any Plan’s investment in the entity (a “Plan Asset Entity”) or any person investing “plan assets” of any Plan, unless such purchase, holding or disposition is eligible for exemptive relief, including relief available under PTCEs 96-23, 95-60, 91-38, 90-1, 84-14 or the service provider exemption or such purchase, holding or disposition is otherwise not prohibited.  Any purchaser, including any fiduciary purchasing on behalf of a Plan, transferee or holder of the securities will be deemed to have represented, in its corporate and its fiduciary capacity, by its purchase and holding of the securities that either (a) it is not a Plan or a Plan Asset Entity and is not purchasing such securities on behalf of or with “plan assets” of any Plan or with any assets of a governmental, non-U.S. or church plan that is subject to any federal, state, local or non-U.S. law that is substantially similar to the provisions of Section 406 of ERISA or Section 4975 of the Code (“Similar Law”) or (b) its purchase, holding and disposition are eligible for exemptive relief or such purchase, holding or disposition are not prohibited by ERISA or Section 4975 of the Code or any Similar Law.

Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries or other persons considering purchasing the securities on behalf of or with “plan assets” of any Plan consult with their counsel regarding the availability of exemptive relief.

The securities are contractual financial instruments. The financial exposure provided by the securities is not a substitute or proxy for, and is not intended as a substitute or proxy for, individualized investment management or advice for the benefit of any purchaser or holder of the securities. The securities have not been designed and will not be administered in a manner intended to reflect the individualized needs and objectives of any purchaser or holder of the securities.

Each purchaser or holder of any securities acknowledges and agrees that:

(i)    the purchaser or holder or its fiduciary has made and shall make all investment decisions for the purchaser or holder and the purchaser or holder has not relied and shall not rely in any way upon us or our affiliates to act as a fiduciary or adviser of the purchaser or holder with respect to (A) the design and terms of the securities, (B) the purchaser or holder’s investment in the securities, or (C) the exercise of or failure to exercise any rights we have under or with respect to the securities;

(ii)   we and our affiliates have acted and will act solely for our own account in connection with (A) all transactions relating to the securities and (B) all hedging transactions in connection with our obligations under the securities;

(iii)  any and all assets and positions relating to hedging transactions by us or our affiliates are assets and positions of those entities and are not assets and positions held for the benefit of the purchaser or holder;

(iv)   our interests are adverse to the interests of the purchaser or holder; and

(v)   neither we nor any of our affiliates is a fiduciary or adviser of the purchaser or holder in connection with any such assets, positions or transactions, and any information that we or any of our affiliates may provide is not intended to be impartial investment advice.

Each purchaser and holder of the securities has exclusive responsibility for ensuring that its purchase, holding and disposition of the securities do not violate the prohibited transaction rules of ERISA or the Code or any Similar Law.  The sale of any securities to any Plan or plan subject to Similar Law is in no respect a representation by us or any of our affiliates or representatives that such an investment meets all relevant legal requirements with respect to investments by Plans generally or any particular Plan, or that such an investment is appropriate for Plans generally or any particular Plan.

However, individual retirement accounts, individual retirement annuities and Keogh plans, as well as employee benefit plans that permit participants to direct the investment of their accounts, will not be permitted to purchase or hold the securities if the account, plan or annuity is for the benefit of an employee of Morgan Stanley or Morgan Stanley Wealth Management or a family member and the employee receives any compensation (such as, for example, an addition to bonus) based on the purchase of securities by the account, plan or annuity.

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Enhanced Trigger Jump Securities due January 17, 2017 Based on the Performance of a Basket of Five Commodities Principal at Risk Securities

Additional considerations:
Client accounts over which Morgan Stanley, Morgan Stanley Wealth Management or any of their respective subsidiaries have investment discretion are not permitted to purchase the securities, either directly or indirectly.

Supplemental information concerning plan of distribution; conflicts of interest:
The agent may distribute the securities through Morgan Stanley Smith Barney LLC (“Morgan Stanley Wealth Management”), as selected dealer, or other dealers, which may include Morgan Stanley & Co. International plc (“MSIP”) and Bank Morgan Stanley AG.  Morgan Stanley Wealth Management, MSIP and Bank Morgan Stanley AG are affiliates of Morgan Stanley.  Selected dealers, which may include our affiliates, and their financial advisors will collectively receive from the agent, MS & Co., a fixed sales commission of $8 for each security they sell.

MS & Co. is our wholly-owned subsidiary and it and other subsidiaries of ours expect to make a profit by selling, structuring and, when applicable, hedging the securities. When MS & Co. prices this offering of securities, it will determine the economic terms of the securities such that for each security the estimated value on the pricing date will be no lower than the minimum level described in “Investment Overview” beginning on page 2.

MS & Co. will conduct this offering in compliance with the requirements of FINRA Rule 5121 of the Financial Industry Regulatory Authority, Inc., which is commonly referred to as FINRA, regarding a FINRA member firm’s distribution of the securities of an affiliate and related conflicts of interest.  MS & Co. or any of our other affiliates may not make sales in this offering to any discretionary account.  See “Supplemental Information Concerning Plan of Distribution; Conflicts of Interest” and “Use of Proceeds and Hedging” in the accompanying preliminary pricing supplement.

Contact:
Morgan Stanley Wealth Management clients may contact their local Morgan Stanley branch office or our principal executive offices at 1585 Broadway, New York, New York 10036 (telephone number (866) 477-4776).  All other clients may contact their local brokerage representative.  Third-party distributors may contact Morgan Stanley Structured Investment Sales at (800) 233-1087.

This is a summary of the terms and conditions of the securities.  We encourage you to read the accompanying preliminary pricing supplement, prospectus supplement and prospectus for this offering, which can be accessed via the hyperlinks on the front page of this document.

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Enhanced Trigger Jump Securities due January 17, 2017 Based on the Performance of a Basket of Five Commodities Principal at Risk Securities
Hypothetical Payouts on the Securities at Maturity
.

The following payoff diagram illustrates the payment at maturity based on the following terms:

Stated principal amount:	$1,000 per security
Downside threshold value:	80%
Fixed percentage:	7.6%

Enhanced Trigger Jump Securities Payoff Diagram

How it works

▪
Upside Scenario.  If the basket performance factor is greater than or equal to the downside threshold value, investors would receive $1,000 plus $1,000 times the greater of (i) the basket percent change and (ii) the fixed percentage of 7.6%.

o
Under the terms of the securities, investors would receive a payment at maturity of $1,076 per security if the basket has appreciated by no more than 7.6% over the term of the securities, and would receive $1,000 plus an amount that represents a 1 to 1 participation in the appreciation of the basket if the basket has appreciated by more than 7.6% over the term of the securities.

▪
Downside Scenario.  If the basket performance factor is less than the downside threshold value, investors would receive a payment at maturity that is less than the stated principal amount by an amount that is proportionate to the percentage decrease in the value of the basket.  There is no minimum payment at maturity on the securities.

o
For example, if the basket performance factor is 60%, meaning the basket has declined in value by 40%, the investor would lose 40% of the investor’s principal and receive only $600 per security at maturity, or 60% of the stated principal amount.

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Enhanced Trigger Jump Securities due January 17, 2017 Based on the Performance of a Basket of Five Commodities Principal at Risk Securities

Hypothetical Examples

The following examples illustrate how the payment at maturity on the securities is calculated.  These examples assume the following hypothetical initial commodity prices:

Basket Commodity	Hypothetical Initial Commodity Price
Gasoline	$3.00
WTI crude oil	$100
Copper	$7,000
Palladium	$700
Soybeans	1,300¢

The actual initial commodity prices will be determined on the pricing date.

Example 1:  The basket performance factor is positive and greater or equal to the downside threshold value.  Your return is greater than the fixed percentage-based return, and you participate in the appreciation of the basket.

Basket Commodity	Weight in Basket	Hypothetical Initial Commodity Price	Hypothetical Final Commodity Price	Percentage Change
Gasoline	20%	$3.00	$3.24	+8%
WTI crude oil	20%	$100	$140	+40%
Copper	20%	$7,000	$7,210	+3%
Palladium	20%	$700	$735	+5%
Soybeans	20%	1,300¢	1,560¢	+20%

Basket performance factor = sum of the products of (x) the final commodity price for each basket commodity divided by the initial commodity price of such basket commodity and (y) the basket commodity weighting for such basket commodity:

(final gasoline price / initial gasoline price)  x  20%; plus
(final WTI crude oil price / initial WTI crude oil price)  x  20%; plus
(final copper price / initial copper price)  x  20%; plus
(final palladium price / initial palladium price)  x  20%; plus
(final soybeans price / initial soybeans price)  x  20%

So, using the final commodity prices above:

gasoline = ($3.24 / $3.00) x 20% = 21.6%; plus
WTI crude oil = ($140 / $100) x 20% = 28%; plus
copper = ($7,210 / $7,000) x 20% = 20.6%; plus
palladium = ($735 / $700) x 20% = 21%; plus
soybeans = (1,560¢ / 1,300¢) x 20% = 24%,

which equals
basket performance factor   =   115.2%

The basket performance factor of 115.2% is greater than the downside threshold value of 80%.  Therefore, the payment at maturity will equal $1,000 plus the basket return amount.  The basket return amount will equal $1,000 times the greater of (i) the basket percent change and (ii) the fixed percentage.

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Enhanced Trigger Jump Securities due January 17, 2017 Based on the Performance of a Basket of Five Commodities Principal at Risk Securities

Basket percent change = sum of the products of (x) the final commodity price for each basket commodity minus the initial commodity price for such basket commodity divided by the initial commodity price of such basket commodity and (y) the basket commodity weighting for such basket commodity:

[(final gasoline price – initial gasoline price) / initial gasoline price]  x  20%; plus
[(final WTI crude oil price – initial WTI crude oil price) / initial WTI crude oil price]  x  20%; plus
[(final copper price – initial copper price) / initial copper price]  x  20%; plus
[(final palladium price – initial palladium price) / initial palladium price]  x  20%; plus
[(final soybeans price – initial soybeans price) / initial soybeans price]  x  20%

So, using the final commodity prices above:

gasoline = [($3.24 – $3.00) / $3.00] x 20% = 1.6%; plus
WTI crude oil = [($140 – $100 / $100] x 20% = 8%; plus
copper = [($7,210 – $7,000) / $7,000] x 20% = 0.6%; plus
palladium = [($735 – $700) / $700] x 20% = 1%; plus
soybeans = [(1,560¢ – 1,300¢) / 1,300¢] x 20% = 4%,

which equals
basket percent change   =   15.2%

The payment at maturity will equal $1,000 plus the basket return amount.  The basket return amount will equal $1,000 times the greater of (i) the basket percent change and (ii) the fixed percentage, or:

$1,000   x   15.2%   =   $152

The payment at maturity will equal $1,000 plus the basket return amount, or:

$1,000   +   $152   =   $1,152

Example 2:  The basket performance factor is positive and greater or equal to the downside threshold value.  Your return is less than the fixed percentage-based return, and you receive a return reflecting the fixed percentage.

Basket Commodity	Weight in Basket	Hypothetical Initial Commodity Price	Hypothetical Final Commodity Price	Percentage Change
Gasoline	20%	$3.00	$3.03	+1%
WTI crude oil	20%	$100	$102	+2%
Copper	20%	$7,000	$7,070	+1%
Palladium	20%	$700	$770	+10%
Soybeans	20%	1,300¢	1,313¢	+1%

Basket performance factor = sum of the products of (x) the final commodity price for each basket commodity divided by the initial commodity price of such basket commodity and (y) the basket commodity weighting for such basket commodity:

(final gasoline price / initial gasoline price)  x  20%; plus
(final WTI crude oil price / initial WTI crude oil price)  x  20%; plus
(final copper price / initial copper price)  x  20%; plus
(final palladium price / initial palladium price)  x  20%; plus
(final soybeans price / initial soybeans price)  x  20%

So, using the final commodity prices above:

gasoline = ($3.03 / $3.00) x 20% = 20.2%; plus

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Enhanced Trigger Jump Securities due January 17, 2017 Based on the Performance of a Basket of Five Commodities Principal at Risk Securities

WTI crude oil = ($102 / $100) x 20% = 20.4%; plus
copper = ($7,070 / $7,000) x 20% = 20.2%; plus
palladium = ($770 / $700) x 20% = 22%; plus
soybeans = (1,313¢ / 1,300¢) x 20% = 20.2%,

which equals
basket performance factor   =   103%

The basket performance factor of 103% is greater than the downside threshold value of 80%.  Therefore, the payment at maturity will equal $1,000 plus the basket return amount.  The basket return amount will equal $1,000 times the greater of (i) the basket percent change and (ii) the fixed percentage.

Basket percent change = sum of the products of (x) the final commodity price for each basket commodity minus the initial commodity price for such basket commodity divided by the initial commodity price of such basket commodity and (y) the basket commodity weighting for such basket commodity:

[(final gasoline price – initial gasoline price) / initial gasoline price]  x  20%; plus
[(final WTI crude oil price – initial WTI crude oil price) / initial WTI crude oil price]  x  20%; plus
[(final copper price – initial copper price) / initial copper price]  x  20%; plus
[(final palladium price – initial palladium price) / initial palladium price]  x  20%; plus
[(final soybeans price – initial soybeans price) / initial soybeans price]  x  20%

So, using the final commodity prices above:

gasoline = [($3.03 – $3.00) / $3.00] x 20% = 0.2%; plus
WTI crude oil = [($102 – $100 / $100] x 20% = 0.4%; plus
copper = [($7,070 – $7,000) / $7,000] x 20% = 0.2%; plus
palladium = [($770 – $700) / $700] x 20% = 2%; plus
soybeans = [(1,313¢ – 1,300¢) / 1,300¢] x 20% = 0.2%,

which equals
basket percent change   =   3%

The payment at maturity will equal $1,000 plus the basket return amount.  The basket return amount will equal $1,000 times the greater of (i) the basket percent change and (ii) the fixed percentage, or:

$1,000   x   7.6%   =   $76

The payment at maturity will equal $1,000 plus the basket return amount, or:

$1,000   +   $76   =   $1,076

Example 3:  The basket performance factor is below the downside threshold value and investors are fully exposed to the negative performance of the basket, as measured on the valuation date.

Basket Commodity	Weight in Basket	Hypothetical Initial Commodity Price	Hypothetical Final Commodity Price	Percentage Change
Gasoline	20%	$3.00	$1.20	-60%
WTI crude oil	20%	$100	$102	+2%

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Enhanced Trigger Jump Securities due January 17, 2017 Based on the Performance of a Basket of Five Commodities Principal at Risk Securities
Copper	20%	$7,000	$3,500	-50%
Palladium	20%	$700	$630	-10%
Soybeans	20%	1,300¢	1,313¢	+1%

Basket performance factor = sum of the products of (x) the final commodity price for each basket commodity divided by the initial commodity price of such basket commodity and (y) the basket commodity weighting for such basket commodity:

(final gasoline price / initial gasoline price)  x  20%; plus
(final WTI crude oil price / initial WTI crude oil price)  x  20%; plus
(final copper price / initial copper price)  x  20%; plus
(final palladium price / initial palladium price)  x  20%; plus
(final soybeans price / initial soybeans price)  x  20%

So, using the final commodity prices above:

gasoline = ($1.20 / $3.00) x 20% = 8%; plus
WTI crude oil = ($102 / $100) x 20% = 20.4%; plus
copper = ($3,500 / $7,000) x 20% = 10%; plus
palladium = ($630 / $700) x 20% = 18%; plus
soybeans = (1,313¢ / 1,300¢) x 20% = 20.2%,

which equals
basket performance factor   =   76.6%

The basket performance of 76.6% is less than the downside threshold value of 80%.  Therefore, the payment at maturity will equal $1,000 times the basket percent change.

Basket percent change = sum of the products of (x) the final commodity price for each basket commodity minus the initial commodity price for such basket commodity divided by the initial commodity price of such basket commodity and (y) the basket commodity weighting for such basket commodity:

[(final gasoline price – initial gasoline price) / initial gasoline price]  x  20%; plus
[(final WTI crude oil price – initial WTI crude oil price) / initial WTI crude oil price]  x  20%; plus
[(final copper price – initial copper price) / initial copper price]  x  20%; plus
[(final palladium price – initial palladium price) / initial palladium price]  x  20%; plus
[(final soybeans price – initial soybeans price) / initial soybeans price]  x  20%

So, using the final commodity prices above:

gasoline = [($1.20 – $3.00) / $3.00] x 20% = -12%; plus
WTI crude oil = [($102 – $100 / $100] x 20% = 0.4%; plus
copper = [($3,500 – $7,000) / $7,000] x 20% = -10%; plus
palladium = [($630 – $700) / $700] x 20% = -2%; plus
soybeans = [(1,313¢ – 1,300¢) / 1,300¢] x 20% = 0.2%,

which equals

basket percent change   =   -23.4%

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Enhanced Trigger Jump Securities due January 17, 2017 Based on the Performance of a Basket of Five Commodities Principal at Risk Securities

The payment at maturity will equal $1,000 plus the basket return amount.  The basket return amount will equal $1,000 times the basket percent change, or:

$1,000   x   -23.4%   =   -$234

The payment at maturity will equal $1,000 plus the basket return amount, or:

$1,000   +   (-$234)   =   $766

Because the basket performance factor is less than the downside threshold value, the investor does not receive the benefit of the fixed percentage return and instead suffers a negative return on the securities equal to the basket percent change.

If the basket performance factor is less than the downside threshold value, investors will lose a significant portion or all of their investment in the securities.

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Enhanced Trigger Jump Securities due January 17, 2017 Based on the Performance of a Basket of Five Commodities Principal at Risk Securities
Payment at Maturity

At maturity, investors will receive for each $1,000 stated principal amount of securities that they hold a payment equal to the sum of the stated principal amount and a basket return amount.  The payment at maturity may be greater than or less than the stated principal amount.

If the basket performance factor is greater than or equal to the downside threshold value of 80%, the basket return amount will be positive and will equal:

$1,000 × [the greater of (x) basket percent change and (y) fixed percentage]

where,

basket performance factor	=	The sum of the following with respect to each basket commodity: (final commodity price / initial commodity price) x weighting
basket percent change	=	The sum of the following with respect to each basket commodity: [(final commodity price – initial commodity price) / initial commodity price] x weighting
fixed percentage	=	7.6%

If the basket performance factor is less than the downside threshold value, the basket return amount will be negative and will equal:

$1,000    x    basket percent change

In this scenario, the payment at maturity will be less than $800 per security.  There is no minimum payment at maturity on the securities.  Accordingly, you could lose your entire initial investment.

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Enhanced Trigger Jump Securities due January 17, 2017 Based on the Performance of a Basket of Five Commodities Principal at Risk Securities

Risk Factors

The following is a non-exhaustive list of certain key risk factors for investors in the securities.  For further discussion of these and other risks, you should read the section entitled “Risk Factors” in the accompanying preliminary pricing supplement.  You should also consult with your investment, legal, tax, accounting and other advisers before you invest in the securities.

▪
The securities do not pay interest or guarantee a return of any principal at maturity.  The terms of the securities differ from those of ordinary debt securities in that we do not guarantee repayment of the principal amount of the securities at maturity and will not pay you interest on the securities.  If the basket performance factor, as measured on the valuation date, is less than the downside threshold value, the payment at maturity on each security will be significantly less than the stated principal amount of the securities and could be zero.  Consequently, the entire principal amount of your investment is at risk.

▪
You will lose the benefit of the fixed percentage return if the basket performance factor, as measured on the valuation date, is less than the downside threshold value.  If the basket performance factor, as measured on the valuation date, is less than the downside threshold value, the payment at maturity will solely depend on the basket percent change and you will lose the benefit of the minimum return based on the fixed percentage.  As a result, you will be exposed on a 1 to 1 basis to the negative performance of the basket commodities over the term of the securities and you will lose a significant portion or all of your investment in the securities.

▪
The securities are subject to the credit risk of Morgan Stanley, and any actual or anticipated changes to its credit ratings or credit spreads may adversely affect the market value of the securities.  You are dependent on Morgan Stanley’s ability to pay all amounts due on the securities at maturity and therefore you are subject to the credit risk of Morgan Stanley.  If Morgan Stanley defaults on its obligations under the securities, your investment would be at risk and you could lose some or all of your investment.  As a result, the market value of the securities prior to maturity will be affected by changes in the market’s view of Morgan Stanley’s creditworthiness.  Any actual or anticipated decline in Morgan Stanley’s credit ratings or increase in the credit spreads charged by the market for taking Morgan Stanley credit risk is likely to adversely affect the market value of the securities.

▪
The amount payable on the securities is not linked to the value of the basket at any time other than the valuation date.  The basket performance factor will be based on the commodity price of each basket commodity on the valuation date, subject to adjustment for non-trading days and certain market disruption events.  Even if the value of the basket appreciates prior to the valuation date but then drops by the valuation date, the payment at maturity will be less, and may be significantly less, than it would have been had the payment at maturity been linked to the value of the basket prior to such drop.  Although the actual value of the basket on the maturity date or at other times during the term of the securities may be higher than its value on the valuation date, the payment at maturity will be based solely on the value of the basket on the valuation date.

▪
The market price of the securities may be influenced by many unpredictable factors.  Several factors, many of which are beyond our control, will influence the value of the securities in the secondary market and the price at which Morgan Stanley & Co. LLC, which we refer to as MS & Co., may be willing to purchase or sell the securities in the secondary market, including:

•	the market price of the basket commodities and futures contracts on the basket commodities and the volatility (frequency and magnitude of changes in price) of such prices;

•	trends of supply and demand for the basket commodities at any time, as well as the effects of speculation or any government actions that could affect the markets for the basket commodities;

•	interest and yield rates in the market;

•
geopolitical conditions and economic, financial, political, regulatory or judicial events that affect the basket commodities or commodities markets generally and which may affect the price of the basket commodities;

•	the time remaining until the maturity of the securities; and

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Enhanced Trigger Jump Securities due January 17, 2017 Based on the Performance of a Basket of Five Commodities Principal at Risk Securities
•	any actual or anticipated changes in our credit ratings or credit spreads.

Some or all of these factors will influence the price you will receive if you sell your securities prior to maturity.  For example, you may have to sell your securities at a substantial loss if the prices of the basket commodities at the time of sale are at or below their initial prices and especially if the basket performance factor is believed to be likely to reach the downside threshold value in light of the then-current price of the basket commodities.

You cannot predict the future prices of the basket commodities based on their historical prices.  The basket performance factor, as measured on the valuation date, may be less than the downside threshold value such that you will be exposed on a 1 to 1 basis to the negative performance of the basket commodities and, as a result, you will lose a significant portion or all of your investment at maturity.  There can be no assurance that the basket performance factor will be greater than or equal to the downside threshold value so that you do not suffer a loss on your initial investment in the securities.

▪
Specific commodities’ prices are volatile and are affected by numerous factors specific to each market.  Investments, such as the securities, linked to the prices of commodities such as the basket commodities, are subject to sharp fluctuations in the prices of commodities over short periods of time for a variety of factors, including the principal factors set out below.  These factors may affect the price of commodities, and therefore of the securities, in varying and potentially inconsistent ways.

Gasoline.  RBOB gasoline is a wholesale non-oxygenated blendstock traded in the New York Harbor barge market that is ready for the addition of 10% ethanol at the truck rack. The level of demand for non-oxygenated gasoline is primarily influenced by the level of global industrial activity.  In addition, the demand has seasonal variations, which occur during the “driving seasons” usually considered the summer months in North America and Europe.  Further, as RBOB gasoline is derived from crude oil, the price of crude oil also influences the price of RBOB gasoline.

WTI crude oil.  Demand for refined petroleum products by consumers, as well as by the agricultural, manufacturing and transportation industries, affects the price of crude oil.  Crude oil’s end-use as a refined product is often as transport fuel, industrial fuel and in-home heating fuel.  Potential for substitution in most areas exists, although considerations including relative cost often limit substitution levels.  Because the precursors of demand for petroleum products are linked to economic activity, demand will tend to reflect economic conditions.  Demand is also influenced by government regulations, such as environmental or consumption policies.  In addition to general economic activity and demand, prices for crude oil are affected by political events, labor activity, developments in production technology such as fracking and, in particular, direct government intervention (such as embargos) or supply disruptions in major oil producing regions of the world.  Such events tend to affect oil prices worldwide, regardless of the location of the event.  Supply for crude oil may increase or decrease depending on many factors.  These include production decisions by the Organization of the Petroleum Exporting Countries and other crude oil producers.  In the event of sudden disruptions in the supplies of oil, such as those caused by war, natural events, accidents or acts of terrorism, prices of oil futures contracts could become extremely volatile and unpredictable.  Also, sudden and dramatic changes in the futures market may occur, for example, upon a cessation of hostilities that may exist in countries producing oil, the introduction of new or previously withheld supplies into the market or the introduction of substitute products or commodities.  WTI crude oil is also subject to the risk that it has demonstrated a lack of correlation with world crude oil prices due to structural differences between the U.S. market for crude oil and the international market for crude oil.  As a result, the price of WTI crude oil may be more volatile than world crude oil prices generally.

Copper.  Demand for copper is significantly influenced by the level of global industrial economic activity.  Industrial sectors which are particularly important to demand for copper include the electrical and construction sectors.  In recent years demand has been supported by strong consumption from newly industrializing countries due to their copper-intensive economic growth and infrastructure development.  An additional, but highly volatile, component of demand is adjustments to inventory in response to changes in economic activity and/or pricing levels.  There are substitutes for copper in various applications.  Their availability and price will also affect demand for copper.  The main sources of copper are mines in Latin America and Eastern Europe and copper is refined mainly in Latin America, Australia and Asia.  The supply of copper is also affected by current and previous price levels, which will influence investment decisions in new smelters.  In previous years, copper supply has been affected by strikes,

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Enhanced Trigger Jump Securities due January 17, 2017 Based on the Performance of a Basket of Five Commodities Principal at Risk Securities

financial problems and terrorist activity.  It is not possible to predict the aggregate effect of all or any combination of these factors.

Palladium.  The price of palladium has fluctuated widely over the past several years. Because the palladium supply is both limited and concentrated, any disruptions in the supply of palladium tend to have a disproportionate effect on the price of palladium. Key factors that may influence prices are the mining policies and production costs in the most important palladium-producing countries, in particular, Russia, South Africa, the United States and Canada (which together account for over 90% of production), the size and availability of palladium stockpiles, global supply and demand as well as the level of economic activity of the main consuming countries.  Investments in exchange-traded notes and funds linked to the price of palladium may also have an impact on palladium prices.  The possibility of large-scale distress sales of palladium in times of crisis may also have a short-term negative impact on the price of palladium.  For example, the 2008 financial crisis resulted in significantly depressed prices of palladium largely due to sales from institutional investors such as hedge funds and pension funds.  Palladium is used in a variety of industries, in particular the automotive industry. Demand for palladium from the automotive industry, which uses palladium in catalytic converters, accounts for more than 50% of the industrial use of palladium, and a decline in the global automotive industry may impact the price of palladium. Palladium is also used in the electronics, dental and jewelry industries.

Soybeans.  Demand for soybeans is in part linked to the development of agricultural, industrial and energy uses for soybeans.  In addition, prices for soybeans are affected by governmental programs and policies regarding agriculture and trade specifically, and fiscal and monetary issues, more generally.  Soybean prices are also affected by extrinsic factors such as weather, crop yields, natural disasters, pestilence, technological developments, wars and political and civil upheavals.  Soy biodiesel, animal agriculture, vegetable oil, edible soybean oil and new industrial uses are examples of major areas that may impact worldwide soybean demand.  In addition, substitution of other commodities for soybeans could also impact the price of soybeans.  The supply of soybeans is particularly sensitive to weather patterns such as floods, drought and freezing conditions, planting decisions and the price of fuel, seeds and fertilizers.  In addition, technological advances and scientific developments could lead to increases in worldwide production of soybeans and corresponding decreases in the price of soybeans.  The United States, Argentina and Brazil are the three largest suppliers of soybean crops.

▪
Changes in the price of one or more of the basket commodities may offset each other. Price movements in the basket commodities may not correlate with each other.  At a time when the price of one basket commodity increases, the prices of the other basket commodities may not increase as much, or may even decline.  Therefore, in calculating the performance of the basket commodities on the valuation date, increases in the price of one basket commodity may be moderated, or wholly offset, by lesser increases or declines in the prices of the other basket commodities.

You can review a table of the historical prices and related graphs of each of the basket commodities for each calendar quarter in the period from January 1, 2009 through July 7, 2014 and a graph of the historical performance of the basket for the same period (assuming that each of the basket commodities is weighted in the basket as described above) in this launch sheet under “Historical Information.”  You cannot predict the future performance of any of the basket commodities or of the basket as a whole, or whether an increase in the price of one of the basket commodities will be offset by decreases in the prices of any of the other basket commodities, based on historical performance.  In addition, there can be no assurance that the basket performance factor, as measured on the valuation date, will be greater than or equal to the downside threshold value so that you do not suffer a loss on your initial investment in the securities.  If the basket performance factor, as measured on the valuation date, is less than the downside threshold value, you will receive at maturity an amount that is significantly less than the amount of your original investment in the securities.

▪
Suspensions or disruptions of market trading in commodity and related futures markets may adversely affect the price of the securities.  The commodity markets are subject to temporary distortions or other disruptions due to various factors, including the lack of liquidity in the markets, the participation of speculators and government regulation and intervention.  In addition, U.S. futures exchanges and some foreign exchanges have regulations that limit the amount of fluctuation in futures contract prices which may occur during a single business day.  These limits are generally referred to as “daily price fluctuation limits” and the maximum or minimum price of a contract on any given day as a result of these limits is referred to as a “limit price.”  Once the limit price has been reached in a particular contract, no trades may be made at a

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different price.  Limit prices have the effect of precluding trading in a particular contract or forcing the liquidation of contracts at disadvantageous times or prices.  These circumstances could adversely affect the prices of some of the basket commodities and, therefore, the value of the securities.

▪
There are risks relating to the trading of metals on the London Metal Exchange.  The official cash offer prices of copper is determined by reference to the per unit U.S. dollar cash offer prices of contracts traded on the London Metal Exchange, which we refer to as the LME.  The LME is a principals’ market which operates in a manner more closely analogous to the over-the-counter physical commodity markets than regulated futures markets. For example, there are no daily price limits on the LME, which would otherwise restrict the extent of daily fluctuations in the prices of LME contracts.  In a declining market, therefore, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.  In addition, a contract may be entered into on the LME calling for delivery on any day from one day to three months following the date of such contract and for monthly delivery in any of the next 16 to 24 months (depending on the commodity) following such third month, in contrast to trading on futures exchanges, which call for delivery in stated delivery months.  As a result, there may be a greater risk of a concentration of positions in LME contracts on particular delivery dates, which in turn could cause temporary aberrations in the prices of LME contracts for certain delivery dates.  If such aberrations occur on any valuation date, the per unit U.S. dollar cash offer prices used to determine the official cash offer price of copper, and consequently, your payment at maturity, if any, could be adversely affected.

▪
There are risks relating to trading of metals on the London Platinum and Palladium Market.  Palladium is traded on the London Platinum and Palladium Market, which we refer to as the LPPM.  The price of palladium will be determined by reference to the fixing prices reported by the LPPM.  The LPPM is a self-regulatory association of bullion market participants.  Although all market-making members of the LPPM are supervised by the Bank of England and are required to satisfy a capital adequacy test, the LPPM itself is not a regulated entity.  If the LPPM should cease operations, or if bullion trading should become subject to a value added tax or other tax or any other form of regulation currently not in place, the role of LPPM price fixings as a global benchmark for the value of palladium may be adversely affected.  The LPPM is a principals’ market which operates in a manner more closely analogous to over-the-counter physical commodity markets than regulated futures markets, and certain features of U.S. futures contracts are not present in the context of LPPM trading.  For example, there are no daily price limits on the LPPM, which would otherwise restrict fluctuations in the prices of LPPM contracts.  In a declining market, it is possible that prices would continue to decline without limitation within a trading day or over a period of trading days.

▪
An investment linked to commodity futures contracts is not equivalent to an investment linked to the spot prices of physical commodities.  The securities have returns based on the change in price of futures contracts on some of the basket commodities, not the change in the spot prices of actual physical commodities to which such futures contracts relate.  The price of a futures contract reflects the expected value of the commodity upon delivery in the future, whereas the price of a physical commodity reflects the value of such commodity upon immediate delivery, which is referred to as the spot price.  Several factors can result in differences between the price of a commodity futures contract and the spot price of a commodity, including the cost of storing such commodity for the length of the futures contract, interest costs related to financing the purchase of such commodity and expectations of supply and demand for such commodity.  While the changes in the price of a futures contract are usually correlated with the changes in the spot price, such correlation is not exact.  In some cases, the performance of a commodity futures contract can deviate significantly from the spot price performance of the related underlying commodity, especially over longer periods of time.  Accordingly, investments linked to the return of commodities futures contracts may underperform similar investments that reflect the spot price return on physical commodities.

▪
Investing in the securities is not equivalent to investing directly in the basket commodities or in futures contracts or forward contracts on the basket commodities.  Investing in the securities is not equivalent to investing directly in any of the basket commodities or in futures contracts or in forward contracts on any of the basket commodities.  By purchasing the securities, you do not purchase any entitlement to the basket commodities or futures contracts or forward contracts on the basket commodities.  Further, by purchasing the securities, you are taking credit risk to Morgan Stanley and not to any counter-party to futures contracts or forward contracts on the basket commodities.

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▪
Legal and regulatory changes could adversely affect the return on and value of your securities.  Futures contracts and options on futures contracts, including those related to the basket commodities, are subject to extensive statutes, regulations, and margin requirements.  The Commodity Futures Trading Commission, commonly referred to as the “CFTC,” and the exchanges on which such futures contracts trade are authorized to take extraordinary actions in the event of a market emergency, including, for example, the retroactive implementation of speculative position limits or higher margin requirements, the establishment of daily limits and the suspension of trading.  Furthermore, certain exchanges have regulations that limit the amount of fluctuations in futures contract prices that may occur during a single five-minute trading period.  These limits could adversely affect the market prices of relevant futures and options contracts and forward contracts.  The regulation of commodity transactions in the U.S. is subject to ongoing modification by government and judicial action.  In addition, various non-U.S. governments have expressed concern regarding the disruptive effects of speculative trading in the commodity markets and the need to regulate the derivative markets in general.  The effect on the value of the securities of any future regulatory change is impossible to predict, but could be substantial and adverse to the interests of holders of the securities.

For example, the Dodd-Frank Act, which was enacted on July 21, 2010, requires the CFTC to establish limits on the amount of positions that may be held by any person in certain commodity futures contracts and swaps, futures and options that are economically equivalent to such contracts.  While the effects of these or other regulatory developments are difficult to predict, when adopted, such rules may have the effect of making the markets for commodities, commodity futures contracts, options on futures contracts and other related derivatives more volatile and over time potentially less liquid.  Such restrictions may force market participants, including us and our affiliates, or such market participants may decide, to sell their positions in such futures contracts and other instruments subject to the limits. If this broad market selling were to occur, it would likely lead to declines, possibly significant declines, in commodity prices, in the price of such commodity futures contracts or instruments and potentially, the value of the securities.

▪
The securities will not be listed on any securities exchange and secondary trading may be limited.  The securities will not be listed on any securities exchange.  Therefore, there may be little or no secondary market for the securities.  MS & Co. may, but is not obligated to, make a market in the securities and, if it once chooses to make a market, may cease doing so at any time. When it does make a market, it will generally do so for transactions of routine secondary market size at prices based on its estimate of the current value of the securities, taking into account its bid/offer spread, our credit spreads, market volatility, the notional size of the proposed sale, the cost of unwinding any related hedging positions, the time remaining to maturity and the likelihood that it will be able to resell the securities.  Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell the securities easily.  Since other broker-dealers may not participate significantly in the secondary market for the securities, the price at which you may be able to trade your securities is likely to depend on the price, if any, at which MS & Co. is willing to transact.  If, at any time, MS & Co. were to cease making a market in the securities, it is likely that there would be no secondary market for the securities.  Accordingly, you should be willing to hold your securities to maturity.

▪
Hedging and trading activity by our subsidiaries could potentially adversely affect the value of the securities.  One or more of our subsidiaries and/or third party dealers expect to carry out hedging activities related to the securities (and to other instruments linked to the basket commodities), including trading in futures contracts on the basket commodities, and possibly in other instruments related to the basket commodities.  Some of our subsidiaries also trade the basket commodities and other financial instruments related to the basket commodities on a regular basis as part of their general broker-dealer, commodity trading, proprietary trading and other businesses.  Any of these hedging or trading activities on or prior to the pricing date could potentially increase the initial commodity prices and, as a result, could increase the levels at or above which the final commodity prices must be on the valuation date so that you do not suffer a loss on your initial investment in the securities.  Additionally, such hedging or trading activities during the term of the securities could potentially affect the final commodity prices and whether the basket performance factor is less than the downside threshold value, and, accordingly, the amount of cash you will receive upon a sale of the securities or at maturity, if any.

▪
The rate we are willing to pay for securities of this type, maturity and issuance size is likely to be lower than the rate implied by our secondary market credit spreads and advantageous to us.  Both the lower rate and the inclusion of costs associated with issuing, selling, structuring and hedging the securities in the original issue price reduce the economic terms of the securities, cause the estimated value of the securities to be less than the original

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issue price and will adversely affect secondary market prices.  Assuming no change in market conditions or any other relevant factors, the prices, if any, at which dealers, including MS & Co., may be willing to purchase the securities in secondary market transactions will likely be significantly lower than the original issue price, because secondary market prices will exclude the issuing, selling, structuring and hedging-related costs that are included in the original issue price and borne by you and because the secondary market prices will reflect our secondary market credit spreads and the bid-offer spread that any dealer would charge in a secondary market transaction of this type as well as other factors.

The inclusion of the costs of issuing, selling, structuring and hedging the securities in the original issue price and the lower rate we are willing to pay as issuer make the economic terms of the securities less favorable to you than they otherwise would be.

However, because the costs associated with issuing, selling, structuring and hedging the securities are not fully deducted upon issuance, for a period of up to 6 months following the issue date, to the extent that MS & Co. may buy or sell the securities in the secondary market, absent changes in market conditions, including those related to the basket commodities, and to our secondary market credit spreads, it would do so based on values higher than the estimated value, and we expect that those higher values will also be reflected in your brokerage account statements.

▪
The estimated value of the securities is determined by reference to our pricing and valuation models, which may differ from those of other dealers and is not a maximum or minimum secondary market price.  These pricing and valuation models are proprietary and rely in part on subjective views of certain market inputs and certain assumptions about future events, which may prove to be incorrect.  As a result, because there is no market-standard way to value these types of securities, our models may yield a higher estimated value of the securities than those generated by others, including other dealers in the market, if they attempted to value the securities.  In addition, the estimated value on the pricing date does not represent a minimum or maximum price at which dealers, including MS & Co., would be willing to purchase your notes in the secondary market (if any exists) at any time. The value of your securities at any time after the date of this pricing supplement will vary based on many factors that cannot be predicted with accuracy, including our creditworthiness and changes in market conditions.  See also “The market price of the securities may be influenced by many unpredictable factors” above.

▪
The calculation agent, which is a subsidiary of the issuer, will make determinations with respect to the securities.  As calculation agent, MSCG will determine the initial commodity prices, the final commodity prices, the basket performance factor, the basket percent change, whether the basket performance factor is less than the downside threshold value on the valuation date and whether a market disruption event has occurred, and will calculate the payment, if any, that you will receive at maturity.  Moreover, certain determinations made by the calculation agent may require it to exercise discretion and make subjective judgments, such as with respect to the occurrence or non-occurrence of market disruption events or calculation of any commodity price in the event of a market disruption event.  These potentially subjective determinations may adversely affect the payout to you at maturity.  For further information regarding these types of determinations, see “Description of Securities—Initial Commodity Price,” “—Valuation Date,” “—Market Disruption Event,” “―Alternate Exchange Calculation in Case of an Event of Default” and related definitions in the accompanying preliminary pricing supplement.  In addition, MS & Co. has determined the estimated value of the securities on the pricing date.

▪
The U.S. federal income tax consequences of an investment in the securities are uncertain.  Please read the discussion under “Additional Provisions―Tax considerations” in this document and the discussion under “United States Federal Taxation” in the accompanying preliminary pricing supplement (together the “Tax Disclosure Sections”) concerning the U.S. federal income tax consequences of an investment in the securities.  If the Internal Revenue Service (the “IRS”) were successful in asserting an alternative treatment for the securities, the timing and character of income on the securities might differ significantly from the tax treatment described in the Tax Disclosure Sections.  For example, under one possible treatment, the IRS could seek to recharacterize the securities as debt instruments.  In that event, U.S. Holders would be required to accrue into income original issue discount on the securities every year at a “comparable yield” determined at the time of issuance and recognize all income and gain in respect of the securities as ordinary income.  Because a security provides for the return of principal except where the basket performance factor is less than the downside threshold value, the risk that a security would be recharacterized, for U.S. federal income tax purposes, as a debt instrument giving rise to ordinary income, rather than as an open transaction, is higher than with other commodity-linked securities that do not

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contain similar provisions.  We do not plan to request a ruling from the IRS regarding the tax treatment of the securities, and the IRS or a court may not agree with the tax treatment described in the Tax Disclosure Sections.  In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments.  The notice focuses in particular on whether to require holders of these instruments to accrue income over the term of their investment.  It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; whether short-term instruments should be subject to any such accrual regime; the relevance of factors such as the exchange-traded status of the instruments and the nature of the underlying property to which the instruments are linked; the degree, if any, to which income (including any mandated accruals) realized by non-U.S. investors should be subject to withholding tax; and whether these instruments are or should be subject to the “constructive ownership” rule, which very generally can operate to recharacterize certain long-term capital gain as ordinary income and impose an interest charge.  While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the securities, possibly with retroactive effect.  Both U.S. and Non-U.S. Holders should consult their tax advisers regarding the U.S. federal income tax consequences of an investment in the securities, including possible alternative treatments, the issues presented by this notice and any tax consequences arising under the laws of any state, local or foreign taxing jurisdiction.

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Enhanced Trigger Jump Securities due January 17, 2017 Based on the Performance of a Basket of Five Commodities Principal at Risk Securities

Historical Information

The following graphs set forth the official daily prices for each of the basket commodities for each quarter in the period from January 1, 2009 through July 7, 2014.  The related tables set forth the published high and low, as well as end-of-quarter, prices for each respective basket commodity for the same period.  The commodity prices on July 7, 2014 were, in the case of gasoline, $2.99, in the case of WTI crude oil, $103.53, in the case of copper, $7,120.50, in the case of palladium, $868 and in the case of soybeans, 1,363¢.  We obtained the information in the tables and graphs from Bloomberg Financial Markets, without independent verification.  The historical prices and historical performance of the basket commodities should not be taken as an indication of future performance.

Daily Official Settlement Prices of Gasoline January 1, 2009 through July 7, 2014

Gasoline (in U.S. dollars)	High	Low	Period End
2009
First Quarter	1.53	1.01	1.40
Second Quarter	2.07	1.37	1.90
Third Quarter	2.07	1.62	1.73
Fourth Quarter	2.07	1.72	2.05
2010
First Quarter	2.31	1.89	2.31
Second Quarter	2.44	1.93	2.06
Third Quarter	2.19	1.85	2.04
Fourth Quarter	2.45	2.04	2.45
2011
First Quarter	3.11	2.34	3.11
Second Quarter	3.46	2.78	3.03
Third Quarter	3.15	2.55	2.63
Fourth Quarter	2.82	2.45	2.69
2012
First Quarter	3.42	2.69	3.39
Second Quarter	3.40	2.55	2.73
Third Quarter	3.34	2.62	3.34
Fourth Quarter	2.96	2.57	2.81
2013
First Quarter	3.20	2.71	3.11
Second Quarter	3.10	2.72	2.75
Third Quarter	3.13	2.62	2.63
Fourth Quarter	2.82	2.50	2.79
2014
First Quarter	3.02	2.59	2.91
Second Quarter	3.13	2.87	3.08
Third Quarter (through July 7, 2014)	3.03	2.99	2.99

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Daily Official Settlement Prices of WTI Crude Oil January 1, 2009 through July 7, 2014

WTI crude oil (in U.S. dollars)	High	Low	Period End
2009
First Quarter	54.34	33.98	49.66
Second Quarter	72.68	45.88	69.89
Third Quarter	74.37	59.52	70.61
Fourth Quarter	81.37	69.51	79.36
2010
First Quarter	83.76	71.19	83.76
Second Quarter	86.84	68.01	75.63
Third Quarter	82.55	71.63	79.97
Fourth Quarter	91.51	79.49	91.38
2011
First Quarter	106.72	84.32	106.72
Second Quarter	113.93	90.61	95.42
Third Quarter	99.87	79.20	79.20
Fourth Quarter	102.59	75.67	98.83
2012
First Quarter	109.77	96.36	103.02
Second Quarter	106.16	77.69	84.96
Third Quarter	99.00	83.75	92.19
Fourth Quarter	92.48	84.44	91.82
2013
First Quarter	97.94	90.12	97.23
Second Quarter	98.44	86.68	96.56
Third Quarter	110.53	97.99	102.33
Fourth Quarter	104.10	92.30	98.42
2014
First Quarter	104.92	91.66	101.58
Second Quarter	107.26	99.42	105.37
Third Quarter (through July 7, 2014)	105.34	103.53	103.53

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Daily Official Cash Offer Prices of Copper January 1, 2009 through July 7, 2014

Copper (in U.S. dollars)	High	Low	Period End
2009
First Quarter	4,078.00	2,902.00	4,035.00
Second Quarter	5,266.00	3,963.50	5,108.00
Third Quarter	6,490.50	4,821.00	6,136.00
Fourth Quarter	7,346.00	5,856.00	7,346.00
2010
First Quarter	7,830.00	6,242.00	7,830.00
Second Quarter	7,950.50	6,091.00	6,515.00
Third Quarter	8,053.50	6,354.00	8,053.50
Fourth Quarter	9,739.50	8,085.50	9,739.50
2011
First Quarter	10,148.00	8,980.00	9,399.50
Second Quarter	9,823.00	8,536.50	9,301.00
Third Quarter	9,827.00	6,975.50	7,131.50
Fourth Quarter	8,040.00	6,785.00	7,554.00
2012
First Quarter	8,658.00	7,471.00	8,480.00
Second Quarter	8,575.50	7,251.50	7,604.50
Third Quarter	8,400.50	7,327.00	8,267.50
Fourth Quarter	8,340.00	7,540.50	7,915.00
2013
First Quarter	8,242.50	7,539.00	7,582.50
Second Quarter	7,582.50	6,637.50	6,750.50
Third Quarter	7,340.50	6,719.00	7,290.50
Fourth Quarter	7,394.50	6,939.00	7,394.50
2014
First Quarter	7,439.50	6,434.50	6,636.00
Second Quarter	7,035.00	6,600.00	6,955.00
Third Quarter (through July 7, 2014)	7,159.00	7,015.00	7,120.50

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Daily Official Fixing Prices of Palladium January 1, 2009 through July 7, 2014

Palladium (in U.S. dollars)	High	Low	Period End
2009
First Quarter	222.00	179.00	215.00
Second Quarter	261.50	212.00	249.00
Third Quarter	304.00	232.00	294.00
Fourth Quarter	393.00	292.00	393.00
2010
First Quarter	479.00	393.00	479.00
Second Quarter	571.00	419.00	446.00
Third Quarter	573.00	429.00	573.00
Fourth Quarter	797.00	565.00	797.00
2011
First Quarter	858.00	700.00	766.00
Second Quarter	810.00	713.00	761.00
Third Quarter	842.00	614.00	614.00
Fourth Quarter	681.00	549.00	630.00
2012
First Quarter	722.00	616.00	651.00
Second Quarter	681.00	576.00	578.00
Third Quarter	702.00	565.00	642.00
Fourth Quarter	704.00	593.00	704.00
2013
First Quarter	774.00	673.00	770.00
Second Quarter	773.00	643.00	643.00
Third Quarter	762.00	669.00	726.00
Fourth Quarter	758.00	697.00	716.00
2014
First Quarter	792.50	702.00	778.00
Second Quarter	856.00	775.00	844.00
Third Quarter (through July 7, 2014)	868.00	849.00	868.00

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Daily Official Settlement Prices of Soybeans January 1, 2009 through July 7, 2014

Soybeans (in U.S. cents)	High	Low	Period End
2009
First Quarter	1,037.50	848.50	952.00
Second Quarter	1,267.00	952.00	1,226.25
Third Quarter	1,258.50	913.50	927.00
Fourth Quarter	1,060.50	885.00	1,039.75
2010
First Quarter	1,052.25	908.00	941.00
Second Quarter	1,004.25	930.50	948.50
Third Quarter	1,128.50	953.50	1,106.75
Fourth Quarter	1,393.75	1,054.00	1,393.75
2011
First Quarter	1,451.00	1,270.00	1,410.25
Second Quarter	1,414.50	1,306.25	1,306.25
Third Quarter	1,449.00	1,179.00	1,179.00
Fourth Quarter	1,270.00	1,100.00	1,198.50
2012
First Quarter	1,403.00	1,160.00	1,403.00
Second Quarter	1,512.75	1,340.00	1,512.75
Third Quarter	1,771.00	1,512.75	1,601.00
Fourth Quarter	1,570.50	1,383.25	1,418.75
2013
First Quarter	1,514.75	1,389.00	1,404.75
Second Quarter	1,564.50	1,361.75	1,564.50
Third Quarter	1,613.25	1,282.75	1,282.75
Fourth Quarter	1,346.50	1,259.25	1,312.50
2014
First Quarter	1,464.00	1,269.25	1,464.00
Second Quarter	1,530.75	1,398.25	1,400.50
Third Quarter (through July 7, 2014)	1,400.00	1,363.00	1,363.00

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